Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Forward-Looking Statements

The following discussion and analysis should be read together with our combined consolidated financial statements and the notes to those statements included in Exhibit 99.2 in this Current Report on Form 8-K/A. This Current Report on Form 8-K/A contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. Forward-looking statements include, but are not limited to:

•	our ability to pioneer immunotherapy, harness the power of the innate immune system, implement precision cancer medicine and change the current paradigm of cancer care;

•	our ability to implement and support our COVID-19 vaccine and therapeutic programs;

•	any impact of the coronavirus pandemic, or responses to the pandemic, on our business, clinical trials or personnel;

•	our expectations regarding the potential benefits of our strategy and technology;

•	our expectations regarding the operation of our product candidates and related benefits;

•	our ability to utilize multiple modes to induce cell death;

•	our beliefs regarding the benefits and perceived limitations of competing approaches, and the future of competing technologies and our industry;

•	details regarding our strategic vision and planned product candidate pipeline, including that we eventually plan to advance therapies for virally induced infectious diseases;

•	our beliefs regarding the success, cost and timing of our product candidate development activities and current and future clinical trials and studies, including study design;

•

our expectations regarding our ability to utilize the phase I and II aNK and haNK clinical trials data to support the development of many of our product candidates, including our haNK, taNK, t-haNK, MSC and ceNK product candidates;

•

the timing or likelihood of regulatory filings or other actions and related regulatory authority responses, including any planned investigational new drug, or IND; Biologics License Application, or BLA; or New Drug Application, or NDA, filings or pursuit of accelerated regulatory approval pathways or orphan drug status and breakthrough therapy designations;

•

our ability to implement an integrated discovery ecosystem and the operation of that planned ecosystem, including being able to regularly add neoepitopes and subsequently formulate new product candidates;

•	any impact of the COVID-19 pandemic, or response to the pandemic, on our business, clinical trials or personnel;

•	the ability and willingness of strategic collaborators, including certain affiliates of NantWorks, LLC, or NantWorks, to share our vision and effectively work with us to achieve our goals;

•	the ability and willingness of various third parties to engage in research and development activities involving our product candidates, and our ability to leverage those activities;

•	our ability to attract additional third party collaborators;

•	our expectations regarding the ease of administration associated with our product candidates;

•	our expectations regarding the patient compatibility associated with our product candidates;

•	our beliefs regarding the potential markets for our product candidates and our ability to serve those markets;

•	our ability to produce an “off-the-shelf” therapy;

•	our beliefs regarding the potential manufacturing and distribution benefits associated with our product candidates, and our ability to scale up the production of our product candidates;

•	our plans regarding our manufacturing facility and our belief that our manufacturing is capable of being conducted in-house;

•	our belief in the potential of our aNK cells as a technology platform, and the fact that our business is based upon the success of our aNK cells as a technology platform;

•	our aNK platform and other product candidate families, including genetically modified haNK, taNK, t-haNK, MSC and ceNK product candidates, will require significant additional clinical testing;

•

even if we successfully develop and commercialize our haNK and t-haNK product candidates, we may not be successful in developing and commercializing our other product candidates either alone or in combination with other therapeutic agents;

•	the ability to obtain and maintain regulatory approval of any of our product candidates, and any related restrictions, limitations and/or warnings in the label of any approved product candidate;

•	our ability to commercialize any approved products;

•	the rate and degree of market acceptance of any approved products;

•	our ability to attract and retain key personnel;

•	the accuracy of our estimates regarding our future revenue, as well as our future operating expenses, capital requirements and needs for additional financing;

•	our ability to obtain funding for our operations, including funding necessary to complete further development and any commercialization of our product candidates;

•

our ability to obtain, maintain, protect and enforce intellectual property protection for our product candidates and technology and not infringe upon, misappropriate or otherwise violate the intellectual property of others;

•	the terms and conditions of licenses granted to us and our ability to license additional intellectual property relating to our product candidates and technology;

•	the impact to us, if any, if the contingent value rights, or CVRs, held by former Altor stockholders become due and payable in accordance with their terms; and

•	regulatory developments in the United States, or U.S., and foreign countries.

Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Current Report on Form 8-K/A, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in “Risk Factors” filed as Exhibit 99.3 to our Form 8-K previously filed with the Securities and Exchange Commission, or SEC, on March 10, 2021. Given these uncertainties, you should not place undue reliance on these forward-looking statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this Current Report on Form 8-K/A.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. You should read this Current Report on Form 8-K/A completely and with the understanding that our actual future results may be materially different from what we expect.

This Report on Form 8-K/A contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Report on Form 8-K/A, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

In this Current Report on Form 8-K/A, “ImmunityBio,” “the company,” “we,” “us” and “our” refer to ImmunityBio, Inc. and its subsidiaries.

Overview

We established ImmunityBio to advance the next-generation of immunotherapies and to address unmet needs within oncology and infectious disease. Our platform is designed to overcome limitations of the current standards of T cell-based immunotherapies, including checkpoint inhibitors and CAR-T cells and is based on our four key modalities: (1) activating NK and T cells using antibody cytokine fusion proteins, (2) activating tumoricidal macrophages using low-dose synthetic immunomodulators, (3) generating memory T cells using vaccine candidates developed with our second-generation adenovirus, or hAd5, technology, and (4) off-the-shelf natural killer cells from the NK-92 cell line and memory-like cytokine-enhanced natural killer cells (m-ceNK) from allogenic and autologous donors.

We own a broad, clinical-stage immunotherapy pipeline, including an antibody cytokine fusion protein (an IL-15 superagonist (N-803) known as Anktiva), an albumin-associated anthracycline synthetic immunomodulator (aldoxorubicin), second-generation adenovirus (hAd5) and yeast vaccine technologies (targeting tumor-associated antigens and neoepitopes), off-the-shelf genetically engineered natural killer cell lines inducing cancer and virally infected cell death through a variety of concurrent mechanisms including innate killing, antibody-mediated killing, and CAR-directed killing, macrophage polarizing peptides, and bi-specific fusion proteins targeting CD20, PD-L1, TGF-ß and IL-12. Our immunotherapy clinical pipeline consists of over 40 clinical trials in Phase 1, 2, or 3 development across 19 indications in solid and liquid cancers and infectious diseases. We have an expansive clinical-stage pipeline and intellectual property portfolio with 17 first-in-human assets in 25 Phase II to III clinical trials.

In December 2019, the U.S. Food and Drug Administration, or FDA granted Breakthrough Therapy designation to Anktiva for bacillus Calmette-Guérin, or BCG, unresponsive carcinoma in situ non-muscle invasive bladder cancer. Other indications currently with registration-potential studies include BCG unresponsive papillary bladder cancer, first- and second-line lung cancer, and metastatic pancreatic cancer.

The Merger

On December 21, 2020, we and NantCell, Inc. (formerly known as ImmunityBio, Inc.) (“NantCell”) entered into an Agreement and Plan of Merger (the Merger Agreement), pursuant to which we and NantCell agreed to combine our businesses. The Merger Agreement provided that a wholly-owned subsidiary of the company will merge with and into NantCell (the Merger), with NantCell surviving the Merger as a wholly-owned subsidiary of the company.

On March 9, 2021, we completed the Merger pursuant to the terms of the Merger Agreement. Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of NantCell common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, subject to certain exceptions as set forth in the Merger Agreement, was converted automatically into a right to receive 0.8190 (the “Exchange Ratio”) newly issued shares of common stock, par value $0.0001 per share, of the company (“Company Common Stock”), with cash paid in lieu of any fractional shares. At the Effective Time, each share of the company’s common stock issued and outstanding immediately prior to the Effective Time, remains an issued and outstanding share of the combined company. At the Effective Time, each outstanding option, warrant or restricted stock unit to purchase NantCell common stock was converted using the Exchange Ratio into an option, warrant or restricted stock unit, respectively, on the same terms and conditions immediately prior to the Effective Time, to purchase shares of the company’s Common Stock.

Immediately following the Effective Time, the former stockholders of NantCell held approximately 72% of the outstanding shares of Company Common Stock and the stockholders of the company as of immediately prior to the Merger held approximately 28% of the outstanding shares of Company Common Stock. As a result of the Merger and immediately following the Effective Time, Dr. Patrick Soon-Shiong, our Executive Chairman, and his affiliates beneficially own, in the aggregate, approximately 82% of the outstanding shares of Company Common Stock.

Accounting Treatment of the Merger

The Merger represents a business combination pursuant to Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 805-50, Mergers, which is accounted for as a transaction between entities under common control as Dr. Patrick Soon-Shiong and his affiliates are the controlling stockholders of each of the company and NantCell. All the assets and liabilities of NantCell were combined with ours at their historical carrying amounts on the closing date of the Merger. We have recast our prior period financial statements to reflect the conveyance of NantCell’s common shares as if the Merger had occurred as of the earliest date of the combined consolidated financial statements presented elsewhere in this Current Report on Form 8-K/A. All material intercompany accounts and transactions have been eliminated in consolidation.

Coronavirus Pandemic

In March 2020, the World Health Organization declared the novel strain of coronavirus disease (SARS-CoV-2) a pandemic. In the same month, the President of the United States declared a State of National Emergency due to the pandemic. Many jurisdictions, particularly in North America, Europe and Asia, as well as U.S. states in which we operate, including California, have adopted or continue to consider laws, rules, regulations or decrees intended to address the pandemic, including travel restrictions, closing or re-opening of non-essential businesses or restricting daily activities. However, due to the pandemic new restrictions might be imposed by various governmental authorities. For example, many communities have limited, and may continue to limit, social mobility and gatherings in response to a rise in coronavirus cases and fatalities in the U.S. Such restrictions and other impacts from the pandemic may continue to have an impact on our business.

Given the unprecedented and continuously evolving nature of the pandemic, the future impact of these changes and potential changes on the company are unknown at this time. To date, we have seen no material adverse impact to our business from the pandemic. We anticipate, however, that enrollment of patients in certain studies will likely take longer than forecasted in prior SEC filings and that our clinical trials may require additional time to complete which would in turn impact the timeline in which we were previously forecasting BLA submissions of our product candidates and subsequent revenue generation. These factors have been accounted for in the company’s anticipated upcoming milestones. During any such delays in our clinical trials, we will continue to incur fixed costs such as selling, general and administrative expenses and operating expenses related to our laboratory, GMP manufacturing, and office facilities.

Our office-based employees have been working from home since mid-March 2020, while ensuring essential staffing levels for our research and development operations remain in place, including maintaining key personnel in our laboratory and GMP manufacturing facilities. While we have not previously experienced or been notified of any anticipated impact amongst our third party vendors, it is likely that the pandemic and resulting mitigation efforts could have an impact in the future on our third-party suppliers who manufacture laboratory supplies required for our in-house manufacturing process, which in turn could have an impact on having sufficient clinical product supply available for our clinical trials. We have addressed this in part by ensuring that we have sufficient supplies on hand to weather interruptions in our supply chain.

There is significant uncertainty about the progression and ultimate impact of the pandemic on our business and operations. While the pandemic did not materially impact our results during the year ended December 31, 2020, we anticipate that it could impact our business in the short-term due to factors such as fewer patients accessing treatment for cancer.

Operating Results

To date, we have generated minimal revenue related to grant agreements, product sales and license agreements. We have no clinical products approved for commercial sale and have not generated any revenue from therapeutic and vaccine product candidates that are under development. We have incurred net losses in each year since our inception and, as of December 31, 2020, we had an accumulated deficit of $1.6 billion. Our net losses attributable to ImmunityBio common stockholders were $221.9 million and $157.8 million for the years ended December 31, 2020 and 2019, respectively. Substantially all of our net losses resulted principally from costs incurred in connection with our ongoing clinical trials and operations, our research and development programs, and from selling, general and administrative costs associated with our operations including stock-based compensation expense.

As of December 31, 2020, we had 449 employees of which 278 relate to NantCell and its consolidated subsidiaries. Personnel of related companies who provide corporate, general and administrative, manufacturing strategy, research and development, regulatory and clinical trial strategy and other support services under our shared services agreement with NantWorks are not included in this number. For additional information, see Note 9, Related Party Agreements, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future, which may fluctuate significantly from quarter-to-quarter and year-to-year. We anticipate that our expenses will increase substantially as we:

•	continue research and development, including preclinical and clinical development of our existing product candidates;

•	potentially seek regulatory approval for our product candidates;

•	seek to discover and develop additional product candidates;

•	establish a commercialization infrastructure and scale up our manufacturing and distribution capabilities to commercialize any of our product candidates for which we may obtain regulatory approval;

•	seek to comply with regulatory standards and laws;

•	maintain, leverage and expand our intellectual property portfolio;

•	hire clinical, manufacturing, scientific and other personnel to support our product candidates’ development and future commercialization efforts;

•	add operational, financial and management information systems and personnel;

•	incur additional legal, accounting and other expenses in operating as a public company; and

•	incur additional costs associated with our Merger.

We do not expect to generate any revenue from vaccine and therapeutic product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we do not expect to happen for at least the next several years, if ever. Until such time that we can generate substantial revenue from vaccine and therapeutic product sales, if ever, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all, which would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our research and development programs or commercialization efforts. Failure to receive additional funding could cause us to cease operations, in part or in full.

Non-marketable Equity Investment

In March 2017, we participated in a Series B convertible preferred stock financing and invested $8.5 million in Viracta Therapeutics, Inc., or Viracta, a clinical stage drug development company, which was initially recorded at cost. In May 2017, we executed an exclusive worldwide license with Viracta to develop and commercialize Viracta’s proprietary histone deacetylase inhibitor drug candidate for use in combination with NK cell therapy and possibly additional therapies.

We measure our equity securities without readily determinable fair values at cost, less impairment (if any), plus or minus observable price changes from an identical or similar investment of the same issuer, with such changes recognized in the combined consolidated statements of operations. Some factors we may consider in the impairment analysis include the extent to which the security has been in an unrealized loss position, the change in the financial condition and near-term prospects of the issuer, as well as security and industry specific economic conditions. At December 31, 2020, our fair value assessment indicated that the recent offering of Viracta’s Series E preferred shares, at a lower offering price per share than the per share carrying amount of our investment in Viracta, is a directional indicator representing an observable price change in an orderly transaction for a similar investment. On December 31, 2020, we reduced the carrying value by $1.4 million due to the observable price change, which was included in interest and investment income, net, on the combined consolidated statements of operations. On a cumulative basis, we have recognized a reduction in carrying value of $1.4 million. As of December 31, 2020, the carrying value of our investment in Viracta totaled $7.8 million.

For additional information, see Note 4, Non-marketable Equity Investment, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A.

Collaboration Agreements

We anticipate that strategic collaborations will become an integral part of our operations, providing opportunities to leverage our partners’ expertise and capabilities to further expand the potential of our technologies and product candidates. We believe we are well positioned to become a leader in immunotherapy due to our broad and vertically integrated platform and through complementary strategic partnerships. We may also enter into supply arrangements for various investigational agents to be used in our clinical trials. See Note 7, Collaboration and License Agreements, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A for a more detailed discussion regarding our existing collaboration and license agreements.

Agreements with Related Parties

We conduct business with several affiliates under written agreements and informal arrangements. Our Executive Chairman, and principal stockholder, founded and has a controlling interest in NantWorks, which is a collection of multiple companies in the healthcare and technology space. As described below, we have entered into arrangements with NantWorks, and certain affiliates of NantWorks, to facilitate the development of new immunotherapies for our product pipeline. Affiliates of NantWorks are also affiliates of the company due to the common control by and/or common ownership interest of our Executive Chairman.

NantWorks

Under the NantWorks shared services agreement executed in November 2015, but effective August 2015, NantWorks provides corporate, general and administrative, manufacturing strategy, research and development, regulatory and clinical trial strategy, and other support services. We are charged for the services at cost plus reasonable allocations of employee benefits, facilities and other direct or fairly allocated indirect costs that relate to the employees providing the services. During the years ended December 31, 2020 and 2019, we recorded $6.6 million and $7.9 million, respectively, in selling, general and administrative expense, and $9.9 million and $3.6 million, respectively, in research and development expense under this arrangement on the combined consolidated statements of operations. These amounts exclude certain general and administrative expenses provided by third-party vendors directly for our benefit, which have been reimbursed to NantWorks based on those vendors’ invoiced amounts without markup by NantWorks.

In addition, under the existing shared services agreement with NantWorks, we can provide support services to NantWorks and/or any of its affiliates. For the years ended December 31, 2020 and 2019, we recorded expense reimbursements of $0.7 million and $1.1 million, respectively, in selling, general and administrative expense and $11.9 million and $5.1 million, respectively, in research and development expense, on the combined consolidated statements of operations.

In November 2015, we entered into a facility license agreement with NantWorks, which became effective in May 2015, for approximately 9,500 square feet in Culver City, California, which has been converted to a research and development laboratory and a cGMP manufacturing facility. In September 2020, we amended this agreement to extend the term of this lease through December 31, 2021, as further discussed in Note 8, Commitments and Contingencies, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A. Lease expense for this facility totaling $0.6 million for the years ended December 31, 2020 and 2019, respectively, was recorded in research and development expense on the combined consolidated statements of operations.

Immuno-Oncology Clinic, Inc.

Beginning in 2017, we entered into multiple agreements with Immuno-Oncology Clinic, Inc., or the Clinic (dba Chan Soon-Shiong Institutes for Medicine, in El Segundo, California), to conduct clinical trials related to certain of our product candidates. The Clinic is a related party as it is owned by one officer of the company and NantWorks manages the administrative operations of the Clinic. Prior to June 30, 2019, one of our officers was an investigator or sub-investigator for all of our trials conducted at the Clinic.

In July 2019, we entered into a new agreement with the Clinic (the Clinic Agreement), which became effective on July 1, 2019. The Clinic Agreement, as amended on March 31, 2020, covers clinical trial and research-related activities on a non-exclusive basis relating to our existing clinical trials, commenced prior to July 1, 2019, and prospective clinical trials and research projects. The Clinic Agreement also specifies certain services and related costs that are excluded from the Clinic Agreement. Prior to commencing any work under the Clinic Agreement, the parties have agreed to execute written work orders setting forth the terms and conditions related to specific services to be performed, including financial terms. For clinical trials that commenced prior to July 1, 2019, fees incurred for services performed after July 1, 2019 are covered under the Clinic Agreement and applied towards the below-mentioned prepayments. The Clinic Agreement allows for automatic renewal and additional extensions beyond the initial one-year term.

In consideration of the services to be performed under the Clinic Agreement, as amended on March 31, 2020, we agreed to make payments of up to $7.5 million to the Clinic, of which $3.75 million and $1.88 million were paid in July 2019 and October 2019, respectively. As amended, a conditional payment of $1.88 million shall be due and payable at such time, if any, that the payments made in July 2019 and October 2019 have been earned by the Clinic through the performance of services. On a quarterly basis, our prepayment is increased by an interest credit computed in accordance with terms specified in the Clinic Agreement.

To the extent any portion of the prepayments remain unearned by the Clinic on the third anniversary of the Clinic Agreement, we may elect at our sole discretion either to (i) not extend the term of the Clinic Agreement and have the Clinic reimburse us for the total amount of any remaining unused portion of the prepayments, or (ii) extend the term of the Clinic Agreement for up to three additional one year periods, at which time the Clinic will reimburse us for the total amount of any remaining unused portion of the prepayments plus interest if reimbursement is not made within 60 days of expiration. The Clinic may terminate this agreement upon each anniversary date upon sixty (60) days prior written notice and reimbursement in full to us of any outstanding unearned balance of the prepayments, provided that any such termination by the Clinic will not apply with respect to any work orders still in effect at the time of such termination.

In July 2019, we executed a clinical trial work order under the Clinic Agreement for an open-label, phase I study of PD-L1.t-haNK for infusion in subjects with locally advanced or metastatic solid cancers. In July 2020, but effective on June 22, 2020, we executed a clinical trial work order under our existing master agreement with the Clinic for an open-label, randomized, comparative phase II study of our proprietary IL-15 superagonist (N-803) and Aldoxorubicin Hydrochloride (Aldoxorubicin) and our PD-L1.t-haNK with standard-of-care chemotherapy versus standard-of-care chemotherapy for first and second-line treatment of locally or advanced metastatic pancreatic cancer.

During the years ended December 31, 2020 and 2019, $0.6 million and $1.1 million, respectively, was recognized in research and development expense on the combined consolidated statements of operations related to clinical trial and research-related activities conducted for us by the Clinic.

NantBio, Inc.

In August 2018, NantBio assigned an agreement to us for the use of a third-party research facility, which provides us with the exclusive right to use and access to a portion of the third party’s laboratory and vivarium premises. NantBio is a related party as it is an affiliate of NantWorks. In conjunction with the assignment, we reimbursed NantBio for upfront payments which it had made to the third-party of $0.9 million and paid $0.5 million directly to the third-party for an aggregate value of $1.4 million. The assigned agreement is for a term of ten years and expires in June 2027. The agreement may be terminated by us at any time, with or without cause. In case of termination of the agreement, the third-party will reimburse us for a pro-rata amount based upon the passage of time.

In March 2016, NantBio and the National Cancer Institute, or the NCI, entered into a cooperative research and development agreement. The initial five-year agreement covers NantBio and its affiliates, including us. Under the agreement, the parties are collaborating on the preclinical and clinical development of proprietary recombinant natural killer cells and monoclonal antibodies in monotherapy and combination immunotherapies. We benefited from the preclinical and clinical research conducted during the first four years under this agreement. In each of the contractual years under the agreement, we paid $0.6 million to the NCI as a prepayment for services under the agreement. We recognize research and development expense related to this agreement ratably over a 12-month period for each funding year and recorded $0.6 million of expense related to this agreement in each of the years ended December 31, 2020 and 2019.

On February 16, 2016, we, via our subsidiary Etubics, entered into an exclusive license agreement with NantBio. Under this agreement, Etubics granted NantBio a worldwide, exclusive rights to research and develop Etubics’ proprietary product ETBX-021 for all indications. Etubics is eligible to receive a single-digit royalty for sales on the licensed products on a country-by-country basis. As of December 31, 2020 and 2019, no costs were incurred in regard to the research and development costs allocation.

In August 2018, we entered into a supply agreement with NantCancerStemCell, LLC, or NCSC, a 60% owned subsidiary of NantBio (with the other 40% owned by Sorrento). Under this agreement, we agreed to supply VivaBioCell’s proprietary GMP-in-a-Box bioreactors and related consumables, made according to specifications mutually agreed to with both companies. The agreement has an initial term of five years and renews automatically for successive one-year terms unless terminated by either party in the event of material default upon prior written notice of such default and the failure of the defaulting party to remedy the default within 30 days of the delivery of such notice, or upon 90 days’ prior written notice by NCSC. We recognized $0 and $0.5 million of revenue for gas mixers and consumables delivered during the years ended December 31, 2020 and 2019, respectively. We also recorded $0.4 million and $0.3 million of deferred revenue for bioreactors that were delivered but not installed as of December 31, 2020 and 2019, respectively.

In 2018, we entered into a shared service agreement, pursuant to which, we are charged for services at cost, without mark-up or profit for NantBio, but including reasonable allocations of employee benefits that relate to the employees providing the services. In April 2019, we agreed with NantBio to transfer 67 NantBio employees and associated research and development projects, comprising the majority of NantBio’s business, to the company. After the transfer, NantBio continued to make payments on our behalf for certain employee benefits and vendor costs related to the research and development projects that were transferred to the company. In addition, we settled certain employee bonuses and benefits that were accrued by NantBio for 2018.

NantOmics

In June 2019, we made a strategic decision and transferred certain employees from NantOmics, LLC, or NantOmics, a related party that is controlled by our Executive Chairman, to the company.

605 Doug St, LLC

In September 2016, we entered into a lease agreement with 605 Doug St, LLC, an entity owned by our Executive Chairman, and principal stockholder, for approximately 24,250 square feet in El Segundo, California, which has been converted to a research and development laboratory and a cGMP manufacturing facility. The lease runs from July 2016 through July 2023. We have the option to extend the lease for an additional three-year term through July 2026. The monthly rent is $0.1 million with annual increases of 3% beginning in July 2017. Lease expense for this facility for the years ended December 31, 2020 and 2019, is recorded in research and development expense on the combined consolidated statements of operations and was $0.9 million and $0.9 million, respectively.

Duley Road, LLC

In February 2017, Altor through its wholly-owned subsidiary, entered into a lease agreement with Duley Road, LLC, or Duley Road, a related party that is indirectly controlled by our Executive Chairman, for an office and cGMP manufacturing facility in El Segundo, California. For the years ended December 31, 2020 and 2019, we recorded rent expense of $0.7 million and $0.1 million, respectively, which is reflected in research and development expense on the combined consolidated statements of operations. See Note 8, Commitments and Contingencies, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A, for additional information.

Effective in January 2019, we entered into two lease agreements with Duley Road for a second building located in El Segundo, California. The first lease is for the first floor of the building with approximately 5,650 square feet. The lease has a 7-year term commencing in September 2019. The second lease is for the second floor of the building with approximately 6,488 square feet. The lease has a seven-year term commencing in July 2019. Both floors of the building are used for research and development and office space. We have options to extend the initial terms of both leases for two consecutive five-year periods through 2036. The annual rent of the two leases is $0.4 million, which will increase at a rate of 3% per year. For the years ended December 31, 2020 and 2019, we recorded $0.3 million and $0.1 million of rent expense for the two leases, respectively, which is included in the research and development expense on the combined consolidated statements of operations.

NantHealth Labs, Inc.

In March 2018, we entered into an agreement with NantHealth Labs, Inc., or NantHealth Labs, to obtain blood-based tumor profiling services. NantHealth Labs is a related party, as it is a wholly-owned subsidiary of NantHealth, Inc., a majority-owned subsidiary of NantWorks. We are obligated to pay NantHealth Labs fixed, per-patient fees. The agreement has an initial term of five years and renews automatically for successive one-year periods, unless terminated earlier. During the year ended December 31, 2019, $10,000 was recognized in research and development expense on the combined consolidated statements of operations. There were no expenses associated with this agreement during the year ended December 31, 2020.

In June 2018, one of our subsidiaries, Altor, entered into a service agreement with NantHealth Labs, pursuant to which, NantHealth Labs agreed to perform blood-based mutation detection test services in connection with Altor’s clinical trials for cancer treatments and therapies. The agreement had an initial term of two years and renews automatically for successive one-year periods unless terminated earlier. During the year ended December 31, 2020 and 2019, Altor incurred $0 and $0.3 million in research and development expense in connection to this service agreement.

Related Party Notes Payable

We have outstanding promissory notes with certain entities affiliated with Dr. Patrick Soon-Shiong in an aggregate principal amount of $254.4 million, including accrued interest, as of December 31, 2020. The notes bear interest at a per annum rate ranging from 3.0% to 6.0%, with accrued and unpaid interest compounded annually and computed on the basis of 365 or 366 days. As of December 31, 2020, the notes provide that all outstanding principal is due and payable on September 30, 2025, and accrued and unpaid interest is payable either on the maturity date or, with respect to one of the notes, on a quarterly basis. We may prepay the outstanding amount of any advance under such notes, together with accrued and unpaid interest at any time, either in whole or in part, without premium or penalty. An “Event of Default” would occur under such notes: (a) upon the initiation by us of any voluntary case under any bankruptcy, insolvency or other similar law; (b) if an involuntary case under any bankruptcy, insolvency or other similar law is commenced against us with respect to us or our debt and such involuntary case remains undismissed or unstayed for a period of 90 days; or (c) upon a general assignment of assets by us for the benefit of creditors. Upon the occurrence of any Event of Default, all amounts outstanding thereunder in respect of the principal amount of any advance under such notes and all unpaid interest having accrued thereon, will be accelerated and become immediately due and payable.

See Note 9, Related Party Agreements, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A, for additional information.

Components of our Results of Operations

Revenue

To date, we have generated minimal revenue related to grant agreements, product sales and license agreements. We have no clinical products approved for commercial sale and have not generated any revenue from therapeutic and vaccine product candidates that are under development. If we fail to complete the development of our product candidates in a timely manner or fail to obtain regulatory approval for them, we may never be able to generate substantial future revenue.

Grant Agreements. Grant revenue is generated from grant programs with governmental agencies and others for research and development services. We typically recognize revenue when expenses reimbursable under the grant programs have been incurred and payments under the grants become contractually due.

Product Sales. We sell our proprietary GMP-in-a-Box bioreactors and related consumables to our affiliated companies and anticipate selling them to third parties in the near future. These arrangements typically include delivery of bioreactors, related consumables, installation services and perpetual software licenses. We recognize revenue when customers obtain control and can benefit from the promised goods or services in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. Upfront payments and fees are recorded as deferred revenue upon receipt and recognized as revenue when we satisfy our performance obligations under these arrangements.

License Agreements. We generate revenue from non-exclusive license agreements with several pharmaceutical and biotechnology companies granting them the right to use our cell lines and intellectual property for non-clinical use. These agreements generally include upfront fees and annual research license fees for such use, as well as commercial license fees for sales of our licensee’s products developed or manufactured using our intellectual property and cell lines. Our license agreements may also include milestone payments, although to date, we have not generated any revenue from milestone payments.

Operating Expenses

We generally classify our operating expenses into research and development and selling, general and administrative expenses. Personnel costs, including salaries, benefits, bonuses, and stock-based compensation expense comprise a significant component of our research and development and selling, general and administrative expense categories. We allocate expenses associated with our facilities and information technology costs between these two categories based on the nature of each cost.

Research and Development

Research and development expense consists of expenses incurred while performing research and development activities to discover and develop our technology and product candidates. This includes conducting preclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for product candidates. We recognize research and development expenses as they are incurred. Our research and development expense primarily consists of:

•	clinical trial and regulatory-related costs;

•	expenses incurred under agreements with investigative sites and consultants that conduct our clinical trials;

•	expenses incurred under collaborative agreements;

•	manufacturing and testing costs and related supplies and materials;

•	employee-related expenses, including salaries, benefits, travel and stock-based compensation; and

•	facility expenses dedicated to research and development.

We typically use our employee, consultant and infrastructure resources across our development programs. We track outsourced development costs by product candidate or development program, but we do not allocate personnel costs, other internal costs or external consultant costs to specific product candidates or development programs.

Substantially all of our research and development expenses to date have been incurred in connection with our product candidates. We expect our research and development expenses to continue to increase significantly for the foreseeable future as we advance our product candidates through clinical development, including the conduct of our ongoing and any future clinical trials as well as product candidates pursued as part of our collaboration efforts. The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. The successful development of product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs required to complete the remaining development of any product candidates. This is due to the numerous risks and uncertainties associated with the development of product candidates.

The costs of clinical trials may vary significantly over the life of a project owing to, but not limited to, the following:

•	per patient trial costs;

•	the number of sites included in the clinical trials;

•	the countries in which the clinical trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of patients that participate in the clinical trials;

•	the number of doses that patients receive;

•	the cost of comparative agents used in clinical trials;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up; and

•	the efficacy and safety profile of the product candidate.

We do not expect any of our product candidates to be commercially available for at least the next several years, if ever.

Selling, General and Administrative

Selling, general and administrative expense consists primarily of salaries and personnel-related costs, including employee benefits and any stock-based compensation, for employees performing functions other than research and development. This includes personnel in executive, finance, human resources, information technology, legal, and administrative support functions. Other selling, general and administrative expenses include facility-related costs not otherwise allocated to research and development expense, professional fees for auditing, tax and legal services, advertising costs, expenses associated with strategic business transactions and business development efforts, obtaining and maintaining patents, consulting costs, royalties and licensing costs, and costs of our information systems.

We expect that our selling, general and administrative expenses will increase for the foreseeable future as we expand operations, and increase our headcount to support continued research activities and development of our programs. We have incurred and expect that we will continue to incur in the future, additional costs associated with operating as a public company, including costs to comply with stock exchange listing and SEC requirements, future funding efforts, corporate governance, internal controls, investor relations, disclosure and similar requirements applicable to public companies. Additionally, if and when we believe that a regulatory approval of a product candidate appears likely, we expect to incur significant increases in our selling, general and administrative expenses relating to the sales and marketing of the approved product candidate.

Other Income and Expense

Other income and expense consists primarily of interest income, interest expense, unrealized gains and losses on investments in equity securities, realized gains and losses on both debt and equity securities, and gains and losses on foreign currency transactions.

Income Taxes

Income taxes consists of U.S. federal and state income taxes and foreign income taxes associated with our subsidiaries. To date, we have not been required to pay U.S. federal income taxes or foreign income taxes because of our or our subsidiaries’ current and accumulated net operating losses.

Results of Operations

Comparison of the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019	$ Change	% Change
Revenue	$605	$2,202	$(1,597)	(73%)
Operating expenses:
Research and development (including amounts with related parties)	139,507	111,997	27,510	25%
Selling, general and administrative (including amounts with related parties)	71,318	46,456	24,862	54%
Impairment of intangible assets	10,660	—	10,660	N/A

Total operating expenses	221,485	158,453	63,032	40%

Loss from operations	(220,880)	(156,251)	(64,629)	41%

Other income (expense):
Interest and investment income, net	2,435	2,442	(7)	(0%)
Interest expense	(9,074)	(5,920)	(3,154)	53%
Other income (expense), net (including amounts with related parties)	1,486	(534)	2,020	(378%)

Total other expense	(5,153)	(4,012)	(1,141)	28%

Loss before income taxes	(226,033)	(160,263)	(65,770)	41%
Income tax benefit	1,846	105	1,741	1,658%

Net loss	$(224,187)	$(160,158)	$(64,029)	40%

Revenue

Revenue decreased $1.6 million during the year ended December 31, 2020, as compared to the year ended December 31, 2019. This decrease was primarily related to a $1.1 million decrease in grant revenue from governmental agencies as the related multi-year projects were completed during the year ended December 31, 2020. The remaining decrease of $0.5 million was driven primarily by lower sales of equipment and consumables to related parties.

Research and Development

Research and development expense increased $27.5 million during the year ended December 31, 2020, as compared to the year ended December 31, 2019. The increase in research and development expense was primarily driven by additional expenditures associated with our COVID-19 vaccine and therapeutics programs, which we initiated during 2020 in response to the coronavirus pandemic. Overall, we experienced a $10.4 million increase related to higher manufacturing costs driven mainly by our COVID-19 programs, including lease expense, depreciation expense, property tax, insurance, equipment maintenance costs, and equipment qualification and certification costs. We also acquired $8.2 million of equipment to be utilized in the manufacture of the hAd5 vaccine candidate which was included in research and development expense. We expensed this equipment because we concluded that it does not have an alternative future use. Compensation and related expenses increased by $6.4 million mainly due to additional headcount needed to support our business activities. Laboratory and supplies expense increased by $3.8 million, mainly driven by our COVID-19 programs. We also incurred higher third party research costs of $3.8 million, in support of our expanded clinical and pre-clinical product pipeline, and higher clinical trial costs of $0.3 million. These increases in research and development expenses were partially offset by decreases of $1.5 million for fair value adjustments related to Receptome and VivaBioCell, S.p.A. contingent consideration obligations, as described further in the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 to this Current Report on Form 8-K/A, $1.4 million for shared services driven mainly by bringing personnel in-house, $1.0 million for stock-based compensation due mostly to completion of vesting of certain awards during 2019, $0.9 million for impairment of laboratory equipment during 2019, and a decrease of $0.6 million in amortization expense due to the underlying asset being fully amortized as of March 2019.

We expect our research and development expense to increase significantly for the foreseeable future as we advance our product candidates through clinical development and conduct our ongoing and planned clinical trials.

Selling, General and Administrative

Selling, general and administrative expense increased $24.9 million during the year ended December 31, 2020, as compared to the year ended December 31, 2019. The increase in selling, general and administrative expense was primarily attributable to higher financial advisory, legal and other professional fees of $20.9 million driven primarily by $10.1 million related to strategic initiatives, including our merger, which was announced in December 2020 and closed in March 2021, as well as by higher costs associated with litigation, contracting, trademark, and patent related legal fees and other matters. Selling, general and administrative expense also increased by $2.9 million due to higher insurance expense, which was driven by increases in directors’ and officers’ insurance rates. Compensation and related expenses increased by $2.1 million mainly due additional headcount needed to support our business activities. In addition, we incurred an increase of $0.8 million due to higher software license fees, and higher corporate relations costs of $0.2 million driven by an increase in corporate communications. These increases in selling, general and administrative expense were offset in part by decreases in travel and tradeshow related expenses of $0.8 million and $0.4 million, respectively, due mainly to a decline in activity as a result of the ongoing COVID-19 pandemic, and other decreases in selling, general and administrative expenses of $0.8 million.

Impairment of Intangible Assets

During the year ended December 31, 2020, NantCell discontinued the LMP1 and LMP/IPS programs efforts based on the preclinical data gathered during the third quarter of 2020. As a result, the carrying value of the indefinite-lived intangible assets, which consist of acquired in-process research and development, relating to the LMP1 and LMP/IPS programs was written down to zero resulting in an impairment charge of $10.7 million.

Other Income and Expense

Other expense increased by $1.1 million during the year ended December 31, 2020, as compared to the year ended December 31, 2019. This increase was primarily attributable to higher interest expense of $3.2 million due mainly to additional related party borrowings, which were in part offset by an increase in other income of $2.0 million mainly driven by other income in 2020 related to Receptome, whereas 2019 mainly included losses related to sales of laboratory equipment and other assets.

Income Taxes

Our income tax benefit increased by $1.7 million during the year ended December 31, 2020, as compared to the year ended December 31, 2019. This increase was primarily attributable to income tax benefits resulting from the impairment of intangible assets discussed above.

Liquidity and Capital Resources

Sources of Liquidity

Our principal sources of liquidity are our existing cash, cash equivalents, and marketable securities. We have historically invested our cash primarily in investment grade short- to intermediate-term corporate debt securities, commercial paper, government sponsored securities, U.S. treasury securities, and foreign government bonds and classify these investments as available-for-sale. Certain of these investments are subject to general credit, liquidity and other market risks. The general condition of the financial markets and the economy may increase those risks and may affect the value and liquidity of investments and restrict our ability to access the capital markets.

On June 29, 2020, the company closed an underwritten public offering of an aggregate of 8,521,500 shares of common stock, which included 4,811,500 shares issued to the public at a price of $9.50 per share (which included 1,111,500 shares sold to the public upon full exercise of the underwriters’ option to purchase additional shares at a public offering price of $9.50 per share), less underwriting discounts and commissions, and 3,710,000 shares issued to our Executive Chairman and principal stockholder, Dr. Patrick Soon-Shiong, at a price of $12.12 per share, less underwriting discounts and commissions. All of the shares were offered by the company. Including the underwriters’ option exercise, the aggregate gross proceeds from the offering were $90.7 million, before deducting underwriting discounts, commissions and other offering expenses of $4.4 million.

As of December 31, 2020, we had cash and cash equivalents, and restricted cash of $35.1 million compared to $76.0 million as of December 31, 2019. The decrease was attributable to cash used in operating and investing activities of $171.7 million and $19.8 million, respectively, partially offset by cash flows provided by financing activities of $150.7 million.

Investments in marketable securities were $62.1 million as of December 31, 2020, of which $61.1 million were short-term investments, as compared to $41.7 million as of December 31, 2019, of which $39.5 million were short-term investments.

As of December 31, 2020, we had related party notes payable together with accrued interest thereon of $254.4 million compared to $181.6 million as of December 31, 2019. The increase in related party notes payable included new cash borrowings of $63.7 million and compounded interest of $9.1 million. Such notes bear interest at 3% to 6% per year and may be prepaid by us without penalty. The notes allow for additional advances as we may request with the consent of the applicable lender. All outstanding principle and accrued and unpaid interest on these notes is due and payable on September 30, 2025.

In connection with our acquisition of Altor, we issued CVRs under which we have agreed to pay the prior stockholders of Altor approximately $304.0 million upon successful approval of the BLA or foreign equivalent for Anktiva by December 31, 2022 and approximately $304.4 million upon the first calendar year prior to December 31, 2026 in which worldwide net sales of Anktiva exceed $1.0 billion (with payments payable in cash or shares of our common stock or a combination thereof). Dr. Patrick Soon-Shiong and his related party hold approximately $279.5 million in the aggregate of CVRs and they have both irrevocably agreed to receive shares of common stock in satisfaction of their CVRs. We may need to seek additional sources of capital to satisfy the CVR obligations if they are achieved.

Cash Flows

The following table sets forth our primary sources and uses of cash for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Cash (used in) provided by:
Operating activities	$(171,724)	$(152,109)
Investing activities	(19,812)	18,552
Financing activities	150,675	114,280
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(25)	(22)

Net decrease in cash, cash equivalents, and restricted cash	$(40,886)	$(19,299)

Operating Activities

For the year ended December 31, 2020, our net cash used in operating activities of $171.7 million consisted of a net loss of $224.2 million, partially offset by $36.1 million in adjustments for non-cash items, and $16.4 million of cash provided by net working capital changes. Adjustments for non-cash items primarily consisted of $12.7 million in depreciation and amortization, $10.7 million related to impairment of intangible assets, $8.5 million in non-cash interest related primarily to related party loans, $5.2 million of non-cash lease expense related to operating lease right-of-use assets, $2.2 million in stock compensation expense, $1.4 million of unrealized losses attributable to an observable price change associated with a non-marketable equity investment, $0.8 million in amortization of premiums on marketable debt securities, and $0.4 million related to other non-cash items, reduced by $2.9 million related to changes in deferred tax liabilities, and $2.9 million in unrealized gains on marketable equity securities driven primarily by an increase in the value of our investments in marketable equity securities. The change in net working capital consisted primarily of increases in amounts due for accrued expenses of $12.5 million including an increase in accrued research and development costs and also for accrued professional and consulting fees and accrued compensation, prepaid expenses and other current assets of $4.2 million including changes related to insurance claim receivables and prepaid manufacturing services, due to related parties of $3.4 million, and accounts payable of $2.6 million. These increases in net working capital were partially offset by decreases related to operating lease liabilities of $5.6 million, and other long-term assets of $0.7 million. The $19.6 million increase in cash used in operating activities, as compared to the year ended December 31, 2019, was primarily due to costs incurred in ramp-up of manufacturing, including our COVID-19 vaccine and therapeutic programs, costs associated with our merger with NantCell (which was approved and closed in March 2021), and ongoing clinical trials.

For the year ended December 31, 2019, our net cash used in operating activities of $152.1 million consisted of a net loss of $160.2 million, and $15.6 million of cash used by net working capital changes, partially offset by $23.7 million in adjustments for non-cash items. Adjustments for non-cash items primarily consisted of $14.0 million in depreciation and amortization, $4.1 million of non-cash lease expense related to operating lease right-of-use assets, $3.4 million in stock compensation expense, $1.6 million of impairment related to laboratory equipment, $0.3 million in unrealized losses on marketable equity securities, and $0.9 million in other non-cash items, partially offset by $0.7 million in non-cash interest. The decrease in net working capital consisted primarily of decreases related to accrued expenses of $11.8 million, other long-term assets of $4.0 million, operating lease liabilities of $4.5 million, and due to related parties of $2.4 million, partially offset by an increase related to prepaid expenses and other current assets of $5.8 million, and accounts payable of $1.2 million.

Investing Activities

For the year ended December 31, 2020, net cash used in investing activities was $19.8 million, which included cash outflows of $91.8 million for purchases of marketable securities, and $1.7 million for purchases of property, plant and equipment, partially offset by cash inflows of $65.4 million and $8.3 million from maturities and sales of marketable securities, respectively. Our investments in property, plant and equipment for the year ended December 31, 2020, related primarily to acquisitions of equipment which will be used for the manufacturing of our product candidates.

For the year ended December 31, 2019, net cash provided by investing activities was $18.6 million, which was primarily attributable to cash inflows of $109.7 million and $2.6 million from maturities and sales of marketable securities, respectively, partially offset by cash outflows of $87.2 million for purchases of marketable securities. In addition, we had cash outflows of $4.3 million for purchases of property, plant and equipment, offset in part by cash inflows of $0.2 million from sales of equipment. We also had cash outflows of $2.5 million to facilitate the disposition of an investment in Precision Biologics, as described further in the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A. Our investments in property, plant and equipment during the year ended December 31, 2019 mainly related to our manufacturing facilities.

Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $150.7 million, which consisted of net proceeds of $86.3 million from the issuance of common stock related to our June 2020 secondary offering, proceeds of $63.7 million from issuances of related party notes related to NantCell, and proceeds of $1.2 million resulting from exercises of stock options. Net cash used in financing activities for the year ended December 31, 2020, consisted of $0.5 million related to net share settlement of vested RSUs for payment of employee payroll taxes.

For the year ended December 31, 2019, net cash provided by financing activities was $114.3 million, which consisted of proceeds of $47.7 million related to issuances of related party notes related to NantCell, $39.2 million from issuances of common stock upon the exercise of warrants and stock options by our Executive Chairman, and $30.0 million from the issuance of common stock through a private placement. These increases were partially offset by cash outflows of $2.5 million used for stock repurchases, including commissions, and $0.1 million related to net share settlement of vested RSUs and option exercises for payment of employee payroll taxes.

Future Funding Requirements

To date, we have generated minimal revenue, and we have no products approved for commercial sale and have not generated any revenue from product sales. We do not expect to generate significant revenue unless and until we obtain regulatory approval of and commercialize any of our product candidates, and we do not know when, or if, this will occur. In addition, we expect our expenses to significantly increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. We have also incurred and expect that we will continue to incur in the future additional costs associated with operating as a public company as well as costs related to future fundraising efforts. In addition, subject to obtaining regulatory approval of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations. We expect that our expenses will increase substantially if and as we:

•	continue research and development, including preclinical and clinical development of our existing product candidates;

•	potentially seek regulatory approval for our product candidates;

•	seek to discover and develop additional product candidates;

•	establish a commercialization infrastructure and scale up our manufacturing and distribution capabilities to commercialize any of our product candidates for which we may obtain regulatory approval;

•	seek to comply with regulatory standards and laws;

•	maintain, leverage and expand our intellectual property portfolio;

•	hire clinical, manufacturing, scientific and other personnel to support our product candidates’ development and future commercialization efforts;

•	add operational, financial and management information systems and personnel; and

•	incur additional legal, accounting and other expenses in operating as a public company.

As a result of continuing anticipated operating cash outflows, we believe that substantial doubt exists regarding our ability to continue as a going concern without additional funding or financial support. However, we believe our existing cash, cash equivalents, and investments in marketable debt securities, and our ability to borrow from affiliated entities, will be sufficient to fund operations through at least the next 12 months following the issuance date of the financial statements based primarily upon our Executive Chairman’s intent and ability to support our operations with additional funds, including loans from affiliated entities, as required, which we believe alleviates such doubt. We have based this estimate on assumptions that may prove to be incorrect, and we may use our available capital resources sooner than we currently expect. The successful development of any product candidate is highly uncertain. Due to the numerous risks and uncertainties associated with the development and commercialization of our product candidates, if approved, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the development of our product candidates.

Our future capital requirements will depend on many factors, including:

•

progress, timing, scope and costs of our clinical trials, including the ability to timely initiate clinical sites, enroll subjects and manufacture Anktiva and other therapies for the treatment of patients in our ongoing, planned and potential future clinical trials;

•	time and cost necessary to obtain regulatory approvals that may be required by regulatory authorities to execute clinical trials;

•	our ability to successfully commercialize any product candidates, if approved;

•	our ability to have clinical and commercial product successfully manufactured consistent with FDA and European Medicines Agency regulations;

•

amount of sales and other revenues from product candidates that we may commercialize, if any, including the selling prices for such potential products and the availability of adequate third-party coverage and reimbursement for patients;

•	sales and marketing costs associated with commercializing any product candidates, if approved, including the cost and timing of building our marketing and sales capabilities;

•	cost of building, staffing and validating our own manufacturing facilities in the United States;

•

terms and timing of our current and any potential future collaborations, contingent value rights (“CVRs”), milestones, royalties, licensing or other arrangements that we have established or may establish;

•	cash requirements of any future acquisitions or the development of other product candidates;

•	time and cost necessary to respond to technological, regulatory, political and market developments;

•	costs of filing, prosecuting, maintaining, defending and enforcing any patent claims and other intellectual property rights; and

•	costs associated with any potential business or product acquisitions, strategic collaborations, licensing agreements or other arrangements that we may establish.

Because all of our product candidates are in various stages of preclinical and clinical development and the outcome of these efforts is uncertain, we cannot estimate the actual amounts necessary to successfully complete the development and commercialization of any of our product candidates or whether, or when, we may achieve profitability. Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and/or licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with pharmaceutical partners, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. Our current license and collaboration agreements may also be terminated if we are unable to meet the payment obligations under those agreements. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations, Commitments and Contingencies

Contractual Obligations and Commitments

See Note 8, Commitments and Contingencies, Contractual Obligations – Leases, and Note 9, Related Party Agreements, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A.

Contingencies

From time to time, we may be involved in various claims and legal proceedings relating to claims arising out of our operations. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined under SEC rules.

Critical Accounting Policies, Significant Judgements and Use of Estimates

Management’s discussion and analysis of our financial condition and results of operations are based upon our combined consolidated financial statements, which are prepared in accordance with U.S. GAAP. The preparation of combined consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to the valuation of equity-based awards, deferred income taxes and related valuation allowances, preclinical and clinical trial accruals, impairment assessments, the measurement of right-of-use assets and lease liabilities, useful lives of long-lived assets, loss contingencies, fair value measurements, and the assessment of our ability to fund our operations for at least the next twelve months from the date of issuance of these financial statements. We base our estimates on historical experience and on various other market-specific and relevant assumptions that we believe to be reasonable under the circumstances. Estimates are assessed each period and updated to reflect current information, such as the economic considerations related to the impact that the ongoing coronavirus pandemic could have on our significant accounting estimates. Actual results could differ from those estimates.

The following is not intended to be a comprehensive discussion of all of our significant accounting policies. See the notes accompanying our financial statements appearing elsewhere in this Form 8-K/A for a summary of all of our significant accounting policies and other disclosures required by U.S. GAAP.

Cash, Cash Equivalents and Restricted Cash

Cash equivalents include highly liquid investments with an original maturity of three months or less from the date of purchase.

Restricted cash includes a certificate of deposit held as a substitute letter of credit for one of our leased properties. This certificate of deposit is included in Other assets on the combined consolidated balance sheets as the landlord is the beneficiary of the account and we are not able to access the funds during the term of the lease.

Marketable Securities

We invest our excess funds in investment grade short- to intermediate-term corporate debt securities, government-sponsored securities, and foreign government bonds and classify these investments as available-for-sale. Marketable debt securities with remaining maturities of 12 months or less are classified as short-term and marketable securities with remaining maturities greater than 12 months are classified as long-term. All marketable debt securities are reported at fair value and any unrealized gains and losses are reported as a component of accumulated other comprehensive loss on the combined consolidated statements of stockholders’ (deficit) equity, with the exception of unrealized losses believed to be other-than-temporary, which are recorded in interest and investment income, net, on the combined consolidated statements of operations. Realized gains and losses from sales of securities and the amounts, net of tax, reclassified out of accumulated other comprehensive loss, if any, are determined on a specific identification basis.

Investments in mutual funds and equity securities, other than equity method investments, are recorded at fair market value, if fair value is readily determinable and any unrealized gains and losses are included in interest and investment income, net on the combined consolidated statements of operations. Realized gains and losses from the sale of the securities are determined on a specific identification basis and the amounts are included in interest and investment income, net.

We periodically evaluate whether declines in fair values of our investments below their book value are other-than-temporary. This evaluation consists of several qualitative and quantitative factors regarding the severity and duration of the unrealized loss, as well as our ability and intent to hold the investment until a forecasted recovery occurs. Additionally, we assess whether we have plans to sell the security or whether it is more likely than not we will be required to sell any investment before recovery of its amortized cost basis. Factors considered include quoted market prices, recent financial results and operating trends, implied values from any recent transactions or offers of investee securities, credit quality of debt instrument issuers, other publicly available information that may affect the value of our investments, duration and severity of the decline in value, and our strategy and intentions for holding the investment. There were no other-than-temporary impairments recorded in the years ended December 31, 2020 and 2019.

Business Combinations

Business combinations are accounted for using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, or ASC 805. These standards require that the total cost of acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with the excess purchase price recorded as goodwill. The allocation of the purchase price is dependent upon certain valuations and other studies. Acquisition costs are expensed as incurred.

Contingent consideration obligations incurred in connection with a business combination are recorded at their fair values on the acquisition date and re-measured at their fair values each subsequent reporting period until the related contingencies are resolved. The resulting changes in fair values are recorded as Research and development expenses on the combined consolidated statements of operations and comprehensive loss. Changes in fair values reflect changes to our assumptions regarding probabilities of successful achievement of related milestones, the timing in which the milestones are expected to be achieved, and the discount rate used to estimate the fair value of the obligation.

Intangible Assets

Intangible assets acquired in a business combination are initially recognized at their fair value on the acquisition date. The in-process research and development, or IPR&D, assets are required to be classified as indefinite-lived assets and are not amortized until they become definite lived assets, upon the successful completion of the associated research and development effort. At that time, we will evaluate whether recorded amounts are impaired and make any necessary adjustments, and then determine the useful life of the asset and begin amortization. If the associated research and development effort is abandoned, the related IPR&D assets will be written-off and an impairment charge recorded. Intangible assets are tested for impairment at least annually or more frequently if indicators of potential impairment exist.

Acquired definite life intangible assets are amortized using the straight-line method over their respective estimated useful lives. Intangible assets, which consisted of the cost of reacquiring a technology license during 2015, were amortized using the straight-line method over an estimated useful life of 4 years. As of December 31, 2019, our definite-lived intangible assets were fully amortized.

Fair Value of Financial Instruments

We record our available-for-sale investments at fair value. At December 31, 2020, our cash equivalents and investments in marketable debt securities totaled $97.0 million. FASB ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820, establishes three levels of inputs that may be used to measure fair value. Each level of input represents varying degrees of subjectivity and difficulty involved in determining fair value. Valuations using Level 1 and 2 inputs are generally based on price quotations and other observable inputs in active markets and do not require significant management judgment or estimation. We utilize a third-party pricing service to assist us in obtaining fair value pricing for these investments. While pricing for these securities is based on proprietary models, the inputs used are based on observable market information; therefore, we have classified our inputs as Level 1 and Level 2. For additional information, see Note 6, Fair Value Measurements, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A.

Investment in Non-Marketable Equity Securities Without a Readily Determinable Fair Value

We own non-marketable equity securities that are accounted for using the measurement alternative under ASC 321 because the preferred stock held by us is not considered in-substance common stock and such preferred stock does not have a readily determinable fair value. All investments are reviewed for possible impairment on a regular basis. If an investment’s fair value is determined to be less than its net carrying value, the investment is written down to its fair value. Such an evaluation is judgmental and dependent on specific facts and circumstances. Factors considered in determining whether an impairment indicator is present include: the investees’ earnings performance and clinical trial performance, change in the investees’ industry and geographic area in which it operates, offers to purchase or sell the security for a price less than the cost of the investment, issues that raise concerns about the investee’s ability to continue as a going concern, and any other information that we may be aware of related to the investment. Factors considered in determining whether an observable price change has occurred include the price at which the investee issues equity instruments similar to those of our investment and the rights and preferences of those equity instruments compared to ours.

Collaboration Arrangements

We analyze our collaboration arrangements to assess whether they are within the scope of ASC Topic 808, Collaborative Arrangements, or ASC 808. A collaborative arrangement is a contractual arrangement that involves a joint operating activity. These arrangements involve two or more parties who are active participants in the activity, and are exposed to significant risks and rewards dependent on the commercial success of the activity. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement. To the extent the collaboration agreement is within the scope of ASC 808, we also assess whether the arrangement contains multiple elements that are within the scope of other accounting literature. If we conclude that some or all aspects of the agreement are distinct and represent a transaction with a customer, we account for those aspects of the arrangement within the scope of ASC Topic 606, Revenue from Contracts with Customers, or ASC 606. Amounts that are owed by collaboration partners within the scope of ASC 808 are recognized as an offset to research and development expenses as such amounts are incurred by the collaboration partner. The amounts owed to a collaboration partner are classified as research and development expenses.

Our collaboration arrangements require us to acquire certain equipment for exclusive use in the joint operating activities. These equipment purchases do not have an alternative use and are therefore expensed as incurred within research and development expenses.

Our collaboration arrangements are further discussed in Note 7, Collaboration and License Agreements, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A.

Preclinical and Clinical Trial Accruals

As part of the process of preparing the financial statements, we are required to estimate expenses resulting from obligations under contracts with vendors, clinical research organizations and consultants. The financial terms of these contracts vary and may result in payment flows that do not match the periods over which materials or services are provided under such contracts.

We estimate clinical trial and research agreement-related expenses based on the services performed, pursuant to contracts with research institutions and clinical research organizations and other vendors that conduct clinical trials and research on our behalf. In accruing clinical and research-related fees, we estimate the time period over which services will be performed and activity expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we will adjust the accrual accordingly. Payments made under these arrangements in advance of the receipt of the related services are recorded as prepaid expenses until the services are rendered.

Transactions with Related Parties

As discussed above and in Note 9, Related Party Agreements, of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A, we have various agreements with related parties. Some are billed and settled in cash monthly. Others are billed quarterly and settled in cash the following month. Monthly accruals are made for all quarterly billing arrangements.

Lease Obligations

On January 1, 2019, we adopted ASC Topic 842, Leases, or ASC 842. We elected the following practical expedients, which must be elected as a package and applied consistently to all of its leases at the transition date (including those for which the entity is a lessee or a lessor): i) we did not reassess whether any expired or existing contracts are or contain leases; ii) we did not reassess the lease classification for any expired or existing leases (that is, all existing leases that were classified as operating leases in accordance with ASC 840 are classified as operating leases, and all existing leases that were classified as capital leases in accordance with ASC 840 are classified as finance leases); and iii) we did not reassess initial direct costs for any existing leases.

For contracts entered into on or after the effective date, we determine if an arrangement is, or contains, a lease at lease inception. Our assessment is based on: (1) whether the contract involves the use of a distinct identified asset; (2) whether we obtain the right to substantially all of the economic benefit from the use of the asset throughout the period; and (3) whether we have the right to direct the use of the asset. Leases entered into prior to January 1, 2019, which were accounted for under ASC 840, Leases, were not reassessed as we elected the package of practical expedients permitted under the transition guidance within ASC 842, which among other things, allowed us to carry forward the historical lease classification. We determine the lease term by assuming the exercise of renewal options that are reasonably assured. The exercise of lease renewal options is at our sole discretion. Several of our leases have renewal options, however, the exercise of renewal is only assured for two of our current Good Manufacturing Practices, or cGMP, facilities, where we have made significant improvements or extended the lease.

For all leases other than short-term leases, at the lease commencement date, a right-of-use asset and a lease liability are recognized. The right-of-use asset represents the right to use the leased asset for the lease term. At lease commencement, leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the underlying asset by the end of the lease term; (2) the lease contains an option to purchase the underlying asset that is reasonably certain to be exercised; (3) the lease term is for a major part of the remaining economic life of the underlying asset; (4) the present value of the sum of the lease payments and any guaranteed residual value that is not already included in the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if it does not meet any one of these criteria.

We do not currently have any leases classified as finance leases. Our operating lease assets and liabilities are included in Operating lease right-of-use assets, net, and current and non-current Operating lease liabilities, respectively, on the combined consolidated balance sheets. At the commencement date, operating lease right-of-use assets and operating lease liabilities are determined based on the present value of lease payments to be made over the lease term. As the rate implicit in lease contracts are not readily determinable, we utilize its incremental borrowing rate as a discount rate for purposes of determining the present value of lease payments, which is based on the estimated interest rate at which we could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. To estimate its incremental borrowing rate, a credit rating applicable to the company is estimated using a synthetic credit rating analysis since we do not currently have a rating agency-based credit rating. Prospectively, we will remeasure the lease liability at the net present value of the remaining lease payments using the same incremental borrowing rate that was in effect as of the lease commencement or transition date. Operating lease right-of-use assets also include any rent paid prior to the commencement date, less any lease incentives received, and initial direct costs incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

We have elected to combine our lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) with non-lease components (e.g., common-area maintenance costs and equipment maintenance costs) and as such, we account for lease and non-lease components as a single component. Lease expense also includes amounts relating to variable lease payments. Variable lease payments include amounts relating to common area maintenance and real estate taxes.

We also elected not to recognize right-of-use assets and lease liabilities for qualifying short-term leases with an initial lease term of 12 months or less at lease inception. Such leases are expensed on a straight-line basis over the lease term. The lease term includes the non-cancellable period of the lease and any additional periods covered by either options to renew or not to terminate when the company is reasonably certain to exercise.

The depreciable life of operating right-of-use-assets and leasehold improvements is limited by the expected lease term.

Research and Development Costs

Major components of research and development costs include cash compensation and other personnel-related expenses, stock-based compensation, depreciation and amortization expense on research and development property and equipment and intangible assets, costs of preclinical studies, clinical trials costs, including contract research organizations, or CROs and related clinical manufacturing, including contract manufacturing organizations, or CMOs, costs of drug development, costs of materials and supplies, facilities cost, overhead costs, regulatory and compliance costs, and fees paid to consultants and other entities that conduct certain research and development activities on our behalf. Costs incurred in research and development are expensed as incurred.

Included in Research and development costs are clinical trial and research expenses based on the services performed pursuant to contracts with research institutions and clinical research organizations and other vendors that conduct clinical trials and research on our behalf. We record accruals for estimated costs under these contracts. When evaluating the adequacy of the accrued liabilities, we analyze the progress of the studies or clinical trials, including the phase or completion of events, invoices received, contracted costs and purchase orders. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period based on the facts and circumstances known at that time. Although we do not expect the estimates to be materially different from the amounts actually incurred, if the estimates of the status and timing of services performed differ from the actual status and timing of services performed, we may report amounts that are too high or too low in any particular period. Actual results could differ from our estimates. We adjust the accruals in the period when actual costs become known.

Stock-Based Compensation

We account for stock-based compensation under the provisions of FASB ASC Topic 718, Compensation—Stock Compensation, or ASC 718, which applies to share-based payments issued to employees and nonemployees in exchange for goods or services. Under ASC 718, the fair value of an equity-classified award is estimated on the grant date without regard to service or performance conditions. The grant date fair values for options and warrants are estimated using the Black-Scholes-Merton option pricing model, and the grant date fair values for restricted stock units, or RSUs, are based upon the closing market price of our common stock on the date of grant.

We use the straight-line method to recognize stock-based compensation expense for our outstanding share awards that do not contain a performance condition. For awards subject to performance-based vesting conditions, we assess the probability of the individual milestones under the award being achieved and stock-based compensation expense is recognized over the service period commencing once management believes the performance criteria is probable of being met. For awards with service or performance conditions, we recognize the effect of forfeitures in compensation cost in the period that the award was forfeited.

Contingencies

We record accruals for loss contingencies to the extent that we conclude it is probable that a liability has been incurred and the amount of the related loss can be reasonably estimated. We evaluate, on a quarterly basis, developments in legal proceedings and other matters that could cause a change in the potential amount of the liability recorded or of the range of potential losses disclosed. Moreover, we record gain contingencies only when they are realizable, and the amount is known. Additionally, we record our rights to insurance recoveries, limited to the extent of incurred or probable losses, as a receivable when such recoveries have been agreed to with our third-party insurers and when receipt is deemed probable. This includes instances when our third-party insurers have agreed to pay, on our behalf, certain legal defense costs and settlement amounts directly to applicable law firms and a settlement fund.

Recent Accounting Pronouncements

Application of New or Revised Accounting Standards – Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition dates as described below. The new guidance supersedes existing U.S. GAAP for measuring and recording of credit losses on financial assets measured at amortized cost by replacing the incurred-loss model with an expected-loss model. Accordingly, these financial assets will be presented at the net amount expected to be collected. This new standard also requires that credit losses related to available-for-sale debt securities be recorded as an allowance through net income rather than reducing the carrying amount under the current, other-than-temporary-impairment model. For public business entities that meet the definition of a Securities and Exchange Commission, or SEC, filer, except entities that are eligible to be a smaller reporting company as defined by the SEC, the standard is effective for annual periods beginning after December 15, 2019, and interim periods therein. For all other entities, the standard is effective for annual periods beginning after December 15, 2022, and interim periods therein. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018. With certain exceptions, adjustments are to be applied using a modified-retrospective approach by reflecting adjustments through a cumulative-effect impact on retained earnings as of the beginning of the fiscal year of adoption. We continue to evaluate the impact that this new standard and its related amendments will have on our combined consolidated financial statements and we do not intend to early adopt this new standard.

Other recent authoritative guidance issued by the FASB (including technical corrections to the ASC), the American Institute of Certified Public Accountants, and the SEC during the three months ended December 31, 2020 did not, or are not expected to, have a material effect on our combined consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and prices of equity instruments. We do not hold or issue financial instruments for trading purposes.

Interest Rate Risk

Our cash and cash equivalents primarily consist of highly liquid checking and money market funds. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of the interest rates in the United States. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on our consolidated financial statements.

We invest a portion of our cash in a number of diversified fixed and floating rate securities, consisting of marketable debt securities and debt funds that are subject to interest rate risk. Changes in the general level of interest rates can affect the fair value of our investment portfolio. If interest rates in the general economy were to rise, our holdings could lose value.

We have outstanding related party debt that is subject to fixed interest rates. Changes in interest rates do not affect interest expense on fixed-rate debt. Changes in interest rates would, however, affect the fair values of fixed-rate debt.

Equity Investment Risk

Our marketable and non-marketable equity securities are subject to a wide variety of market-related risks that could substantially reduce or increase the fair value of our holdings. Our marketable equity securities are publicly traded stocks in the biotechnology industry sector that are subject to market price volatility. Our non-marketable equity security is an investment in a privately held company in the biotechnology industry sector. For additional information, see Notes 1, 4, 5 and 6 of the “Notes to Combined Consolidated Financial Statements” included in Exhibit 99.2 in this Current Report on Form 8-K/A.

Foreign Currency Risk

We have operations and hold assets in Italy through a subsidiary as a result of a business combination. The functional currency of the subsidiary is the euro and the assets and liabilities of this subsidiary are translated to U.S. dollars according to accounting principles generally accepted in the U.S. In addition, we contract with clinical research organizations, investigational sites and suppliers in foreign countries and we have a bank account in Korea and Italy. We are, therefore, subject to fluctuations in foreign currency rates in connection with these agreements. We have not entered into any material foreign currency hedging contracts although we may do so in the future. To date we have not incurred any material effects from foreign currency changes. However, fluctuations in currency exchange rates could harm our business in the future.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor, clinical trial, and other costs. We do not believe that inflation has had a material effect on our business, financial condition or results of operations for any period presented herein.